EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CTI INDUSTRIES ANNOUNCES 2018 THIRD QUARTER FINANCIAL RESULTS

Reiterates Outlook for Improved Operating Performance in 2018

Overview

●	Nine-month net sales for 2018 were $41.5 million as compared to $41.4 million in the 2017 period; Q3 2018 net sales of $11.5 million as compared to $13.2 million in Q3 2017

●	Q3 2018 operating expenses declined by $0.7 million, or 21.7%, from Q3 2017; year-to-date operating expenses declined by $1.4 million, or 16.6%, from the 2017 period

●	Q3 2018 operating loss was $0.3 million as compared to an operating loss of $26,000 in Q3 2017; year-to-date operating income was $0.4 million, up from operating income of $31,000 in 2017 period

●	Company defers proposed subscription rights offering due to current market conditions

Barrington, IL – November 13, 2018 – CTI Industries Corporation (NASDAQ: CTIB) (“CTI”), a manufacturer and global marketer of novelty balloons, vacuum and flexible packaging and storage products, printed and laminated films, party goods, Candy Blossoms and home container products, today reported financial results for the third quarter (“Q3 2018”) and nine months ended September 30, 2018.

“Our results for Q3 2018 were indicative of the inherent seasonality of our business during the July-September time frame, which is traditionally our weakest quarter, as well as a change in customer ordering patterns this year, ” said Jeffrey Hyland, President of CTI. “We are, however, maintaining a high degree of optimism for our full year performance, driven by anticipated strong sales and operating profitability in the current fourth quarter of 2018. We have removed $1.4 million of expenses from our cost structure through the first nine months of 2018 and are on track to remove approximately $3 million of annualized operating costs by the end of 2018.   Our manufacturing efficiencies have improved, capacity has increased, and we have implemented a robust business development program. We remain focused on strategically reducing our debt and making critical investments to support further growth.”

Q3 2018 Review

Net sales decreased by $1.7 million, or 13%, to $11.5 million from $13.2 million in Q3 2017, reflecting seasonally-driven declines in sales of balloons and Candy Blossoms and lower film sales, partially offset by higher sales of vacuum sealing products. With respect to film sales, we are currently engaged in a customer trial designed to take advantage of underutilized capacity in this segment.

See table below, in $000s.

	Three Months Ended		Nine Months Ended
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Foil Balloons	$4,576	$5,767	$18,850	$21,447
Latex Balloons	$2,466	$2,620	$6,949	$6,969
Vacuum Sealing Products	$2,517	$2,397	$5,970	$5,668
Film Products	$320	$658	$1,367	$2,194
Other Sales (1)	$1,646	$1,784	$8,353	$5,119
Total	$11,525	$13,226	$41,489	$41,397

(1)	Primarily comprised of sales of Candy Blossoms, home container products and party goods

Gross profit decreased to $2.2 million, or 19% of net sales, as compared to gross profit of $3.2 million, or 24% of net sales, in Q3 2017. This decline was driven primarily by lower net sales.

Operating expenses, which include general and administrative, selling, and advertising and marketing costs, as well as gains and losses on asset sales, declined to $2.5 million, or 22% of net sales, in Q3 2018 from $3.2 million, or 24% of net sales, in Q3 2017. This decline was the direct result of profit improvement actions implemented during 2017 and 2018, offset by cost increases in specific items.

Operating loss for Q3 2018 was $0.3 million as compared to an operating loss of $26,000 in Q3 2017.

Interest expense, net, rose to $0.5 million in Q3 2018 from $0.4 million in Q3 2017. Higher interest rates and a larger overall debt position are the primary elements for that increase.

Net loss attributable to CTI was $0.6 million, or $0.16 per diluted share, as compared to a net loss attributable to CTI of $0.3 million, or $0.08 per diluted share, in Q2 2017.

EBITDA for Q3 2018 was $0.0 million as compared to an EBITDA of $0.3 million in Q3 2017.

First Nine Months 2018 Results Overview

Net sales improved to $41.5 million from $41.4 million in the same period last year.

Gross profit was $8.9 million as compared to $9.9 million during the 2017 period.

Total operating expenses declined to $8.5 million, or 20.4% of net sales, from $9.9 million, or 23.9% of net sales, in the comparable period of 2017.

Operating income improved to $0.4 million from $0.0 million in the 2017 nine-month period.

Interest expense, net, was $1.6 million, up from $1.1 million in the same period one year ago.

Net loss attributable to CTI was $0.8 million, or $0.22 per diluted share, as compared to a net loss attributable to CTI of $0.7 million, or $0.20 per diluted share, in the same period one year ago.

EBITDA was $1.6 million, up from $1.2 million in the 2017 nine-month period.

Subscription Rights Offering Deferred

CTI filed a preliminary registration statement, indicating an intention to implement a subscription rights offering. In anticipation of that potential event, during October 2018 CTI entered into Consent and Amendment No. 2 (“Amendment 2”) with its lender. Amendment 2 provided CTI more flexibility in the use of proceeds and waived financial covenant calculations as of September 30, 2018. In exchange, CTI paid an amendment fee and committed to raise at least $7.5 million in proceeds by November 15, 2018. As of the date of this filing, the subscription rights offering has been deferred due to market conditions, and thus we expect to fail to meet these obligations in Amendment 2. Considering these anticipated violations, CTI has reclassified related long-term debt as current on the balance sheet and discusses its presumption of operating as a going concern in the footnotes of its financial statements.   CTI is engaged in discussions with its lender and expects to resolve this matter on mutually agreed upon terms. CTI does not expect the process to materially impact its business or interfere with day-to-day operations or its relationships with vendors and customers.

2018 Outlook

While acknowledging that certain challenges and uncertainties remain in its business and industry, for the full year of 2018 CTI expects higher net sales, lower total operating expenses, and higher operating profitability when compared to 2017.   CTI re-iterated this outlook after considering its continuing evaluation of the impact of recently imposed tariffs to its China-manufactured vacuum sealing and home container products. In certain cases, price increases have already been implemented. CTI is continuing to pursue actions which may mitigate the effect of these tariffs on its results.

Conference Call

Management will host a conference call to discuss Q3 2018 results and other matters on Tuesday, November 13, 2018 at 9:00 a.m. Central Time / 10:00 a.m. Eastern Time. Interested parties may participate in the call by dialing:

●	866-619-8760
●	and entering the Conference ID code 7177746.

Participants are advised to dial into the call five to ten minutes prior to the starting time to register.  A replay of the conference call will be available from November 13–20, 2018 by dialing 855-859-2056.  The replay passcode is 7177746

Non-GAAP Measures

To provide additional information regarding the Company's results, we have disclosed in this press release EBITDA (Earnings Before Interest Taxes Depreciation and Amortization).  The Company defines EBITDA as earnings (loss) before net interest, other expense, taxes, depreciation and amortization expense. The Company has included EBITDA as a supplemental financial measure in this press release because it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company's operating results.  However, use of EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.  A reconciliation to the closest GAAP statement of this non-GAAP measure is contained in the accompanying tables.

About CTI

CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses.  CTI also distributes products for home organization and storage, Candy Blossoms and other gift items and, in Mexico, party goods.  CTI markets its products throughout the United States and in a number of other countries.

Forward Looking Statements

Statements made in this release that are not historical facts are "forward-looking" statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time.  These "forward-looking" statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "goal," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results.  Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein.  We cannot anticipate the duration of increased tariffs between the United States and other countries, particularly China. We do not know whether we will be successful in passing such additional costs through to customers. Any failure to do so would have a negative impact on our financial condition. More information on factors that could affect CTI's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

CTI Industries	The Equity Group

Frank Cesario	Devin Sullivan

Chief Financial Officer	The Equity Group

(847) 620-1439	(212) 836-9608

fcesario@ctiindustries.com	dsullivan@equityny.com

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	September 30, 2018	*December 31, 2017
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents (VIE $2,000 and $2,000, respectively)	$273,839	$181,026
Accounts receivable, net (VIE $39,000 and $28,000 respectively)	9,676,660	11,235,834
Inventories, net (VIE $459,000 and $498,000, respectively)	19,831,819	18,865,932
Other current assets (VIE $162,000 and $80,000, respectively)	2,856,064	2,008,693
Total current assets	32,638,382	32,291,485

Property, plant and equipment, net (VIE $212,000 and $232,000, respectively)	3,978,608	4,556,581
Other assets (VIE $440,000 and $440,000, respectively)	3,442,616	3,135,972

Total Assets	$40,059,606	$39,984,038

Liabilities & Equity
Total current liabilities (VIE $645,000 and $640,000, respectively)	$28,141,728	$22,660,880
Long term debt, less current maturities (VIE $38,000 and $83,000, respectively)	2,255,842	6,878,898
CTI Industries Corporation stockholders' equity	10,620,575	11,363,830
Noncontrolling interest	(958,539)	(919,570)

Total Liabilities & Equity	$40,059,606	$39,984,038

Condensed Consolidated Statements of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$11,525,469	$13,225,954	$41,489,372	$41,397,288
Cost of sales	9,336,935	10,039,044	32,636,925	31,475,520

Gross profit	2,188,534	3,186,910	8,852,447	9,921,768

Operating expenses	2,517,031	3,212,672	8,479,976	9,890,502

(Loss) Income from operations	(328,497)	(25,762)	372,471	31,266

Other (expense):
Net Interest expense	(471,268)	(367,391)	(1,586,108)	(1,100,038)
Other (expense) income	40,951	(15,239)	69,778	(72,383)

Net (loss) before taxes	(758,814)	(408,392)	(1,143,859)	(1,141,155)

Income tax expense	(212,589)	(125,678)	(332,791)	(313,151)

Net (loss)	(546,225)	(282,714)	(811,068)	(828,004)

Less: Net (loss) income attributable to noncontrolling interest	13,072	(8,014)	(38,968)	(85,645)

Net (loss) income attributable to CTI Industries Corporation	$(559,297)	$(274,700)	$(772,100)	$(742,359)

Net (loss) applicable to common shares	$(559,297)	$(274,700)	$(772,100)	$(742,359)

Other Comprehensive Income (Loss)
Foreign currency adjustment	231,827	(260,469)	(110,605)	492,900
Comprehensive (loss) income	$(327,470)	$(535,169)	$(882,705)	$(249,459)

Basic (loss) per common share	$(0.16)	$(0.08)	$(0.22)	$(0.20)

Diluted (loss) per common share	$(0.16)	$(0.08)	$(0.22)	$(0.20)

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,530,227	3,641,439	3,530,227	3,641,439

Diluted	3,530,227	3,641,439	3,530,227	3,789,081

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

CTI Industries Corporation and Subsidiaries
EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Reconciliation from Net Income to EBITDA
Net Income (Loss)	$(559,297)	$(274,700)	$(772,100)	$(742,359)

Depreciation and amortization	296,630	367,924	995,747	1,118,270
Interest expense	471,268	367,391	1,586,108	1,100,038
Income taxes	(212,589)	(125,678)	(332,791)	(313,151)
Equity comp	33,705	2,265	139,450	12,465

Total net adjustments	589,014	611,902	2,388,514	1,917,622

EBITDA	$29,717	$337,202	$1,616,414	$1,175,263